Exhibit 10.01

Transaction Network Services, Inc.

11480 Commerce Park Drive, #600

Reston, VA 20191

Ladies and Gentlemen:

We refer to the Asset Purchase Agreement by and between VeriSign, Inc. and Transaction Network Services, Inc. dated March 2, 2009 (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. As we have discussed, you and we have agreed upon the following clarifications and modifications of the Agreement.

(i)	The parties agree that the definition of Assumed Contracts for those Material Contracts that relate to a Material Customer or a Material Vendor shall include only those Contracts that relate exclusively to the Business. Accordingly, the definition of Assumed Contracts shall be modified to add the following new sentences at the end of the current definition: “For purposes of clarification, those Material Contracts that relate to a Material Customer or Material Vendor shall be deemed Assumed Contracts only to the extent such Contracts relate exclusively to the Business. The foregoing shall not modify any rights or obligations of the parties under the Agreement with respect to a Shared Contract.”

(ii)	As discussed between the parties, each party may be unable to meet the deadlines for certain pre-Closing deliverables imposed by the Agreement. Accordingly, each party waives the specific deadlines for such pre-Closing deliverables set forth below and agrees instead that each party will work in good faith to provide such pre-Closing deliverables within a reasonable period of time before the Closing Date. Specifically, the following timing requirements set forth in the Agreement are hereby waived:

•	Purchaser’s obligation in Section 2.01(a) to designate wholly-owned Subsidiaries not less than 5 Business Days prior to the Closing Date.

•	Seller’s obligation in Section 2.07(b) to designate in writing to Purchaser the wire instructions at least 2 Business Days prior to the Closing Date.

•	Seller’s obligation in Section 2.03(b) to deliver to Purchaser the Estimated Working Capital not less than 5 Business Days prior to the Closing Date.

•	Seller’s obligation in Section 2.09(a) to notify Purchaser in writing at least 5 Business Days prior to the Closing Date of the information required in Section 2.09(a).

•	Purchaser’s obligation in Section 6.02(f) to indicate to Seller, not less than 5 days prior to Closing, to which Absent Employees, if any, it intends to offer employment.

(iii)	Seller’s obligation in Section 6.01(a) to update Section 1.01(a)(ii) of the Seller Disclosure Schedules to reflect any change in the status of Employees shall be reduced to only 1 day prior to Closing.

(iv)	Purchaser’s obligation in Section 6.01(a) to update Section 6.01(a) of the Seller Disclosure Schedules will be subject to completion no later than 1 day prior to Closing.

(v)	We understand that Ty Nam has received an offer of employment from Purchaser that contains terms that may be diminished from his current employment terms with Seller, and that constitute “Good Reason” as defined under his Change of Control Agreement. Seller will deliver to Purchaser and Ty Nam an executed letter in the form previously agreed upon by Seller and Purchaser setting forth Seller’s interpretation of certain matters in respect of Ty Nam’s Change in Control Agreement. The parties hereby agree that any severance payment made by Purchaser to Ty Nam pursuant to his Change of Control Agreement (as interpreted in accordance with the aforementioned letter) shall be reimbursed by Seller pursuant to and in accordance with Section 6.01(e) of the Agreement.

(vi)	The parties hereby agree that Seller will deliver to Purchaser and each Change of Control Employee, excluding Ty Nam, an executed letter in the form previously agreed upon by Seller and Purchaser setting forth Seller’s interpretation that the deduction from any payments under the Change in Control Agreements of any amounts accrued and payable under each VeriSign Bonus Plan for each such employee is no longer relevant. Seller confirms and acknowledges that any amounts paid by Purchaser pursuant to the terms of any Change of Control Agreement (as interpreted in accordance with the aforementioned letters) shall be reimbursed by Seller pursuant to and in accordance with Section 6.01(e) of the Agreement. Accordingly, all language set forth on Section 1.01(a)(i) of the Seller Disclosure Schedule other than names of Paul Florack, Rick Harris, David Sitomer and Ty Nam shall be deleted and Seller will not be required to deliver any amendments to the Change of Control Agreements at the Closing.

(vii)

Notwithstanding Section 5.12 of the Agreement to the contrary, the parties acknowledge and agree that the re-branding of the Business will require substantial programming and coding work to modify and test application screenshots, application reports, application interfaces, application object names, references to URLs and Emails, and other Business applications & On-Line Help to stop the use of the “VeriSign” name included on them. Accordingly, Seller grants to Purchaser and its Subsidiaries a royalty-free, non-exclusive, worldwide license to use Seller’s Trademarks and Logos for 12 months following the Closing solely in connection with these limited Business products and services and in substantially the same manner as they were used on these limited Business products and services prior to Closing, provided that Purchaser shall use reasonable best efforts to cease its use of Seller’s Trademarks and Logos within 6 months of Closing, but in any event will cease all such use within 12 months of Closing. Purchaser shall provide notice to Seller in writing promptly after Purchaser ceases its use of Seller’s Trademarks and Logos. The parties further acknowledge and agree that the re-branding of Business product solution sheets, product brochures, and other product literature involves over 500 documents and will require substantial work following the Closing and Purchaser shall use reasonable best efforts to cease the use of the name “VeriSign” with respect to such products within thirty (30) days of Closing, but in any event shall cease all such use within sixty (60) days of Closing. Purchaser shall provide notice to Seller in writing promptly after Purchaser ceases its use of the name “VeriSign” with respect to such products. In any event, Purchase will ensure that the quality of such products, services, and other materials is consistent with or higher than that of VeriSign immediately prior to the Closing, and all goodwill arising from all such activities shall inure solely to the benefit of VeriSign. Without limiting the foregoing, Seller shall have the right to exercise reasonable quality control over Purchaser’s use of the Seller’s Trademarks and Logos to the extent reasonably necessary to maintain the validity and enforceability of the Seller’s Trademarks and Logos and protect the goodwill associated therewith. Notwithstanding anything to the contrary herein, Purchaser shall have no rights to use Seller’s Trademarks and Logos in any URL’s or domain names other than those transferred to Purchaser under the Agreement. Purchaser shall indemnify and hold harmless Seller and its Subsidiaries from and against all Losses incurred by Seller and its Subsidiaries that arise out of Purchaser’s use of Seller’s Trademarks and Logos and the name “VeriSign” hereunder.

(viii)	Purchaser hereby acknowledges that certain of the Material Customer and Material Vendor names set forth on Section 3.12(c) of the Seller Disclosure Schedule do not reflect the current legal names of such Material Customers and Material Vendors and agrees to treat Section 3.12(c) of the Seller Disclosure Schedule as if such names had been updated.

(ix)	The parties hereby agree that (1) Section 1.01(a)(xi) of the Seller Disclosure Schedule is replaced in its entirety by the Seller Disclosure Schedule attached as Appendix A hereto and (2) Section 2.01(b)(xiv) of the Seller Schedule is replaced in its entirety by the Seller Disclosure Schedule attached as Appendix B hereto.

By countersigning below, you agree to the foregoing corrections and modifications to the language of the Agreement and Seller Disclosure Schedules.

Very truly yours, VERISIGN, INC.

By:	/s/ Kevin A. Werner
Kevin A. Werner Senior Vice-President

Accepted and agreed:

TRANSACTION NETWORK SERVICES, INC.

By:	/s/ Henry H. Graham, Jr.
Name:	Henry H. Graham, Jr.
Title:	Chief Executive Officer